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                                                                    Exhibit 4.19

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                               AMENDMENT NO. 1 TO
                              SECOND SHIP MORTGAGE
                               ON THE WHOLE OF THE
                                QUEEN OF THE RED

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                             HORSESHOE ENTERTAINMENT

                               Owner and Mortgagor

                                   in Favor of

                            HORSESHOE GAMING, L.L.C.,

                                    Mortgagee

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                            Dated as of May 11, 1999

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      AMENDMENT NO. 1 TO SECOND SHIP MORTGAGE ON THE WHOLE OF THE QUEEN OF THE
RED, dated as of May 11, 1999, from HORSESHOE ENTERTAINMENT (the "Company") in favor of HORSESHOE GAMING, L.L.C. ("Horseshoe Gaming").

                                    RECITALS

      WHEREAS, the Company has heretofore executed and delivered a Second Ship Mortgage dated as of September 29, 1995 (the "Ship Mortgage"), providing that the Company mortgage to (i) the Holders of the 12.75% Senior Notes due September 30, 2000 (the "Senior Notes") issued by Horseshoe Gaming, (ii) Horseshoe Gaming, and (iii) United States Trust Company of New York the whole of the Queen of the Red;

      WHEREAS, pursuant to an Offer to Purchase and Consent Solicitation Statement dated April 20, 1999, Horseshoe Gaming solicited consents to various amendments and waivers (the "Amendments and Waivers") from the holders of the Senior Notes to and under certain Security Documents, including the Ship Mortgage intended to increase Horseshoe Gaming's operating and financial flexibility and to accommodate Horseshoe Gaming's acquisition by means of merger of the operating subsidiaries of Empress Entertainment, Inc.;

      WHEREAS, the requisite consents of the holders of the Senior Notes have been obtained and the Company now desires to amend the Ship Mortgage; and

      WHEREAS, the execution and delivery of this Amendment No. 1 to the Ship Mortgage (this "Amendment") has been authorized on behalf of the Company by a resolution of the Board of Directors of the General Partner of the Company.

      NOW, THEREFORE, in consideration of the above premises, the Company hereby agrees, for the equal and ratable benefit of the Holders of the Senior Notes, as follows:


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                                    ARTICLE I

                             AMENDMENTS AND WAIVERS

      Section 1.1 Amendment to Article II Section 9.

                  Article II, Section 9 is hereby deleted in its entirety.

      Section 1.2 Waiver.

                  The Holders waive compliance by the Company and Horseshoe Gaming with any provisions of the Ship Mortgage, the Indenture, the Senior Notes or the other Security Documents which would prohibit or, with the passage of time or otherwise, be violated by, any component of the Merger (as defined in the Agreement and Plan of Merger) and any transactions contemplated by the Agreement and Plan of Merger, dated as of September 2, 1998, as amended, by and between Horseshoe Gaming, and certain of its subsidiaries, and Empress Entertainment, Inc., and certain of its subsidiaries (the "Agreement and Plan of Merger"), including, without limiting the generality of the foregoing, the incurrence of indebtedness to finance such transactions, the granting and priority of liens to secure such indebtedness and the perfection of such liens. This waiver shall not apply to any such provision which, pursuant to the Indenture or the Ship Mortgage, may not be waived without the consent of each Holder of Senior Notes that remain outstanding.

                                   ARTICLE II

                                  MISCELLANEOUS

      Section 2.1 Amendment Controls. To the extent of any inconsistency, ambiguity or conflict between the terms of the Ship Mortgage and this Amendment, this Amendment shall govern and control.


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      Section 2.2 Terms Defined. All capitalized terms used in this Amendment and not otherwise defined shall have the meanings specified in the Indenture.

      Section 2.3 Confirmation of Terms. Except as amended hereby, the Ship Mortgage is in all respects ratified and confirmed and all the terms shall remain in full force and effect.

      Section 2.4 Governing Law. The laws of the State of New York shall govern this Amendment, without regard to principles of conflicts of laws.

      Section 2.5 Successors. All agreements of the Company in this Amendment shall bind its successors..

      Section 2.6 Effectiveness. The provisions of this Amendment will take effect immediately upon its execution and delivery by the Company.


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      IN WITNESS WHEREOF, the party hereto has caused this Amendment to be duly executed by its authorized officer as of the date first written above.

                              HORSESHOE ENTERTAINMENT

                              By: NEW GAMING CAPITAL PARTNERSHIP
                                  its general partner

                              By: HORSESHOE GP, INC.
                                  its general partner

                              By: /s/ Jack B. Binion
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                                  Name:
                                  Title: